                                                                       Exhibit 2

                      AGREEMENT AND PLAN OF REORGANIZATION

                  THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into this 25th day of April, 2002, by and between Lincoln Savings and Loan Association, a savings and loan association organized under Chapter 1151 of the Ohio Revised Code ("Lincoln"), and First Federal Savings Bank of Ironton, a federal savings bank organized under the laws of the United States of America ("First Federal");

                                   WITNESSETH:

                  WHEREAS, the Boards of Directors of First Federal and Lincoln have determined that it is in the best interests of their respective companies and their respective shareholders to enter into certain transactions in which an interim federal savings bank to be organized as a wholly owned subsidiary of First Federal ("Merger Sub") will merge with and into Lincoln followed by the merger of Lincoln, as the surviving corporation, with and into First Federal.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Lincoln and First Federal each intending to be legally bound, hereby agree as follows:

                                   ARTICLE ONE

                                   THE MERGERS

         SECTION 1.01. THE MERGERS. (a) Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Ohio General Corporation Law (the "OGCL") and applicable federal laws and regulations, Merger Sub shall merge with and into Lincoln (the "Merger") in accordance with the terms of a plan of merger in substantially the form of the Plan of Merger attached as Exhibit A to this agreement (the "Merger Agreement"). The separate corporate existence of Merger Sub shall cease at the date and time indicated on the Certificate of Merger (the "Effective Time"). Lincoln shall be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Ohio. The name of the Surviving Corporation shall be as stated in the Articles of Incorporation of Lincoln immediately prior to the Effective Time. The Articles of Incorporation and Constitution of Lincoln as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Constitution of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. From and after the Effective Time, the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of Merger Sub and Lincoln and all obligations belonging or due to each of them;

                  (b) Immediately following the Merger, the Surviving Corporation shall merge with and into First Federal (the "Interim Merger");

                  (c) With the consent of Lincoln, which consent shall not be unreasonably withheld, First Federal and Merger Sub may at any time change the method of effecting the Merger or the Interim Merger (collectively, the "Bank Merger") if and to the extent First Federal deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the Per Share Merger Consideration (hereinafter defined) or the Preferred Share Consideration (hereinafter defined), (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay or prevent the satisfaction of any conditions to the Closing (hereinafter defined) or (iii) cause Lincoln to occur any additional expense. Lincoln shall, if requested by First Federal, enter into one or more amendments to this Agreement prior to the Effective Time in order to effect any such change.

                  SECTION 1.02. PAYMENT FOR AND CANCELLATION OF LINCOLN SHARES AND LINCOLN PREFERRED SHARES. (a) At the Effective Time and as a result of the Merger, automatically and without further act of First Federal, Merger Sub, Lincoln or the Common Shareholders (hereinafter defined), each common share of Lincoln issued and outstanding at the Effective Time (the "Common Shares") shall be cancelled and extinguished and, in substitution and exchange therefor, the holders thereof (the "Common Shareholders") shall be entitled, subject to and upon compliance with Article Two of this Agreement, to receive from First Federal an amount equal to the quotient of (i) $476,904.44 reduced by (x) the Preferred Redemption Amount (hereinafter defined) and (y) the Intrieve Amount (as defined in Section 5.05 of this Agreement), divided by (ii) the number of Common Shares (the "Per Share Merger Consideration"), without any interest thereon from the Effective Time until the time of payment;

                  (b) Each preferred share of Lincoln issued and outstanding at the Effective Time (the "Preferred Shares") shall be repurchased and redeemed in accordance with the terms and conditions of the Stock Purchase Agreement Between Lincoln Savings and Loan Association and Preferred Non-Voting Stock Holders. The redemption amount payable in respect of each Preferred Share (the "Per Share Redemption Amount") shall be (i) $244.12 if the redemption occurs on or before August 1, 2002, or (ii) $254.05 if the redemption occurs between August 2, 2002 and February 1, 2003. The Preferred Redemption Amount shall be the amount equal to the number of Preferred Shares multiplied by the Per Share Redemption Amount, without any interest thereon. Unless they are also Common Shareholders, holders of the Preferred Shares (the "Preferred Shareholders") shall not receive the Per Share Merger Consideration, nor shall they share in any distributions pursuant to Section 1.03.

                  (c) Shares of the stock of Merger Sub issued and outstanding before the Effective Time shall remain issued and outstanding after the Effective Time and shall automatically be converted into stock of the Surviving Corporation;

                  (d) Any treasury shares held by Lincoln and any Common Shares owned by First Federal for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  SECTION 1.03. ADDITIONAL PAYMENTS TO HOLDERS OF COMMON SHARES. In addition to the Per Share Merger Consideration, the Common Shareholders shall be entitled to receive additional per share payments from First Federal as follows:

                  (a) An amount equal to the quotient of (i) the number of Common Shares, divided by (ii) the profit, net of ordinary and reasonable expenses, from the sale of a parcel of real estate described in Section 1.03(a) of the Lincoln Disclosure Schedule (hereinafter defined) (the "REO Parcel") if the REO Parcel is sold and the consideration received on or before December 31, 2002. First Federal shall use its best efforts to complete the sale of the REO Parcel and collect the consideration prior to December 31, 2002. The terms of the sale of the REO Parcel shall be reviewed and approved by Russell Mittendorf; and

                  (b) An amount equal to the quotient of (i) the number of Common Shares, divided by (ii) the proceeds, net of ordinary and reasonable expenses, from the collection of the judgment described in Section 1.03(b) of the Lincoln Disclosure Schedule (the "Judgment") to the extent that the Judgment is collected in whole or in part on or before December 31, 2003. First Federal shall use its best efforts to collect the judgment prior to December 31, 2003. First Federal shall permit Russell Mittendorf to participate in efforts to collect the Judgment; and

                  (c) No payments shall be made pursuant to this Section 1.03 to any Common Shareholder unless such shareholder has complied with the requirements of Section 2.01 of this Agreement.

                  SECTION 1.04. CLOSING AND EFFECTIVE TIME. The closing of the Merger pursuant to this Agreement (the "Closing") shall take place at a date and time agreed upon by First Federal and Lincoln as soon as practicable after the satisfaction or waiver of the last of the conditions set forth in Article Seven of this Agreement to be satisfied. On the day of the Closing, First Federal, Merger Sub and Lincoln shall cause a Certificate of Merger in respect of the Merger to be filed with the Ohio Secretary of State. Lincoln shall cooperate with First Federal to permit completion of the Interim Merger immediately after the Effective Time.

                  SECTION 1.05. ADOPTION BY SHAREHOLDERS. This Agreement shall be submitted for adoption by the Common Shareholders entitled to vote at a meeting of shareholders called for such purpose to be held at a time, date and place to be determined by the board of directors of Lincoln, subject to applicable laws and regulations (the "Lincoln Shareholders Meeting").

                  SECTION 1.06. REGULATORY FILINGS. First Federal shall prepare and cause to be filed with the Office of Thrift Supervision (the "OTS"), the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce (the "Division") and the Federal Deposit Insurance Corporation (the "FDIC") such applications, notices or other instruments as may be required to organize Merger Sub and to complete the Merger and the Interim Merger (collectively, the "Regulatory Applications");

                                   ARTICLE TWO

                     EXCHANGE OF LINCOLN SHARE CERTIFICATES

                  SECTION 2.01. SHARE CERTIFICATES IN THE MERGER. (a) As soon as practicable after the Effective Time, First Federal shall mail to each Common Shareholder and each Preferred Shareholder (collectively, the "Lincoln Shareholders") a form letter of transmittal (the "Transmittal Letter") including instructions to effect the surrender for exchange of the certificates formerly evidencing the Common Shares and the Preferred Shares (collectively, the "Certificates" and individually, the "Certificate"). The Transmittal Letter shall specify that the risk of loss and title to Certificates shall pass only upon delivery of the Certificates as specified in the Transmittal Letter. Upon surrender of a Certificate for cancellation, together with such Transmittal Letter, duly executed, each Common Shareholder shall be entitled to receive the Per Share Merger Consideration multiplied by the number of Common Shares held by such Common Shareholder, and each Preferred Shareholder shall be entitled to receive the Per Share Redemption Amount multiplied by the number of Preferred Shares held by such Preferred Shareholder, and each Certificate so surrendered shall thereafter be cancelled. In no event shall the aggregate amount payable by First Federal in consideration and exchange for the Common Shares and the Preferred Shares exceed $476,904.44 less the Intrieve Amount, except for payments pursuant to Section 1.03 hereof.

                  (b) In the event that any Lincoln Shareholder is unable to deliver the Certificate, First Federal, in the absence of actual notice that any of the shares theretofore represented by any such Certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Per Share Merger Consideration or Per Share Redemption Amount to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                      (i) Evidence to the reasonable satisfaction of First Federal that any such Certificate has been lost, wrongfully taken or destroyed;

                      (ii) Such security or indemnity as may be reasonably requested by First Federal to indemnify and hold First Federal and the exchange agent harmless; and

                      (iii) Evidence to the reasonable satisfaction of First Federal that such person is the owner of the Common Shares or the Preferred Shares theretofore represented by each Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such Certificate for exchange pursuant to this Agreement.

                  (c) In the event that delivery of the Per Share Merger Consideration or Per Share Redemption Amount is to be made to a person other than the person in whose name the Certificate surrendered is registered, the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of First

Federal that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.01, each Certificate shall represent for all purposes only the right to receive the Per Share Merger Consideration or the Per Share Redemption Amount;

                  (d) No consideration provided for herein shall be delivered by First Federal to any former Lincoln Shareholders in accordance with this Agreement until such holder shall have complied with this Section 2.01;

                  (e) First Federal may, at its election, designate an exchange agent to discharge its duties pursuant to this Section 2.01. Any portion of the cash delivered to the exchange agent by First Federal for payment of the Per Share Merger Consideration and the Preferred Redemption Amount that remains unclaimed by the Lincoln Shareholders for one year after the Effective Time shall be returned to First Federal. Any Lincoln Shareholders who have not theretofore complied with this Section 2.01 shall thereafter look only to First Federal for the Per Share Merger Consideration or Per Share Redemption Amount. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any governmental entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of First Federal (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the exchange agent nor any party to this Agreement shall be liable to any holder of any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. First Federal and the exchange agent shall be entitled to rely upon the stock transfer books of Lincoln to establish the identity of those persons entitled to receive the Per Share Merger Consideration or Per Share Redemption Amount, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Common Shares or Preferred Shares, First Federal and the exchange agent shall be entitled to deposit any Per Share Merger Consideration or Per Share Redemption Amount represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  SECTION 2.02. PAYMENT IN SATISFACTION OF RIGHTS. All payments made upon the surrender of Certificates pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights of the Lincoln Shareholder theretofore evidenced by such Certificates.

                  SECTION 2.03. NO FURTHER REGISTRATION OR TRANSFER. After the Effective Time, there shall be no further registration or transfer of Common Shares or Preferred Shares on the stock transfer books of Lincoln. In the event that, after the Effective Time, Certificates are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

                  SECTION 2.04 DISSENTING LINCOLN COMMON SHARES. (a) Any Common Shareholder who seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL (a "Dissenting Shareholder") shall be entitled to payment for the Common Shares held by such Dissenting Shareholder only to the extent permitted by and in accordance with the provisions of the OGCL; provided, however, that if, in accordance with the OGCL, any Dissenting Shareholder shall forfeit such right to payment of the fair value of the Common Shares held by such Dissenting Shareholder, such Common Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration. Dissenting Shareholders shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded pursuant to the OGCL;

                  (b) Lincoln shall give First Federal (i) prompt notice of any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments received by Lincoln with respect to dissenting shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the OGCL. Lincoln shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of First Federal, settle or offer to settle any such demands.

                                  ARTICLE THREE

                    REPRESENTATIONS AND WARRANTIES OF LINCOLN

                  Lincoln represents and warrants to First Federal that each of the following statements is true and accurate in all material respects, except as otherwise disclosed in a schedule provided by Lincoln to First Federal prior to the execution of this Agreement (the "Lincoln Disclosure Schedule"):

                  SECTION 3.01. ORGANIZATION AND STANDING. Lincoln is a savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Lincoln is a member of the Federal Home Loan Bank of Cincinnati (the "FHLB"). The deposit accounts of Lincoln are insured up to applicable limits by the Savings Association Insurance Fund administered by the FDIC (the "SAIF"). Lincoln is in compliance in all material respects with all applicable local, state or federal laws and regulations.

                  SECTION 3.02. QUALIFICATION. Lincoln is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of Lincoln.

                  SECTION 3.03. AUTHORITY. (a) This Agreement has been (i) duly executed and delivered by Lincoln, and (ii) approved by the board of directors of Lincoln.

                  (b) Subject to the adoption of this Agreement by the Common Shareholders and to the filing of all requisite Regulatory Applications and the receipt of all requisite regulatory approvals, (i) Lincoln has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by Lincoln; and (iii) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C.
Section 1818(b) or by the appointment of a conservator by the FDIC, this Agreement is the valid and binding agreement of Lincoln, enforceable against Lincoln in accordance with its terms.

                  SECTION 3.04. GOVERNING DOCUMENTS. (a) Lincoln has made available to First Federal true and accurate copies of its Articles of Incorporation and Constitution and has granted First Federal access to all records of all meetings and other corporate actions occurring before the Effective Time by the shareholders, board of directors and committees of the board of directors of Lincoln, except those portions of the records of various meetings that relate specifically to the consideration of the transactions contemplated by this Agreement;

                  (b) The minute book of Lincoln contains, in all material respects, complete and accurate records of all meetings and other corporate actions of its shareholders, boards of directors and committees of the boards of directors through March 31, 2002.

                  SECTION 3.05. NO CONFLICTS. The execution and delivery of this Agreement and, subject to the adoption of this Agreement by the Common Shareholders of Lincoln and subject to the filing and approval of the Regulatory application, the consummation of the transactions contemplated hereby will not
(a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Constitution of Lincoln; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which Lincoln is a party or by which Lincoln or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which Lincoln is a party or by which Lincoln, its property or its assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Lincoln taken as a whole; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of Lincoln; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of, or conditions of approval of applications or notices to, the OTS, the Division or the FDIC.

                  SECTION 3.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by Lincoln or the consummation by Lincoln of the transactions contemplated hereby, except for the filings, authorizations consents or approvals referenced in Sections 1.05 and 1.06 of this Agreement.

                  SECTION 3.07. CAPITALIZATION. The authorized capital of Lincoln consists solely of (i) 50,000 common shares, $10.00 par value per share, 7,719 of which are issued and outstanding and held of record by approximately 29 Common Shareholders, and (ii) 5,000 shares

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of non-voting, non-cumulative perpetual preferred stock, $100.00 par value per share, 875 of which are issued and outstanding and held of record by five Preferred Shareholders. All of the outstanding Common Shares and Preferred Shares are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any shareholder of Lincoln. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Lincoln to issue, deliver or sell, cause to be issued, delivered or sold, or restricting Lincoln from selling any additional shares, or obligating Lincoln to grant, extend or enter into any such agreement or commitment.

                  SECTION 3.08. REGULATORY REPORTS. Lincoln has duly filed with the OTS and the Division, as the case may be, in correct form the reports required to be filed under applicable law and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law and regulation. Lincoln has previously delivered or made available to First Federal accurate and complete copies of all such reports.

                  SECTION 3.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of Lincoln and its subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, statements of shareholders' equity and statements of cash flows for each of the three fiscal years ended December 31, 2000, 1999, and 1998, together with the notes thereto, examined and reported upon by S. R. Snodgrass, A.C., independent certified public accountants, complete copies of which have previously been delivered to First Federal (the "Lincoln Audited Financials"), have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis and fairly present the consolidated financial position of Lincoln at such date and the consolidated results of its operations and cash flows for such periods;

                  (b) The books and records of Lincoln are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Lincoln;

                  (c) Except as disclosed in the Lincoln Audited Financials and the Thrift Financial Reports of Lincoln filed with the OTS for periods subsequent to January 1, 2001, as of December 31, 2000, Lincoln had no liabilities or obligations material to the business operations, condition (financial or otherwise) or prospects of Lincoln and its consolidated subsidiary taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due;

                  (d) The Lincoln Audited Financials did not, as of the date thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.10. ABSENCE OF MATERIAL ADVERSE CHANGE; CONDUCT OF BUSINESS. Except as disclosed in the Thrift Financial Reports of Lincoln filed with the OTS for periods subsequent to January 1, 2001, since December 31, 2000, there have been no material adverse changes in the assets, liabilities, business, operations, condition (financial or otherwise) or prospects of Lincoln taken as a whole; Lincoln has conducted business only in the ordinary and usual course; and Lincoln has not:

                  (a) Authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities, or any obligation convertible into or exchangeable for, any shares of its capital stock;

                  (b) Declared, set aside, paid or made any dividend or other distributions on its capital stock or directly or indirectly redeemed, purchased or acquired any shares thereof or entered into any agreement in respect of the foregoing;

                  (c) Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amended its Articles of Incorporation or Constitution;

                  (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

                  (f) Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect its financial position;

                  (g) Cancelled any material debts or waived any material claims other than for adequate consideration;

                  (h) Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability or any liability for borrowings from the FHLB, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred or paid in the ordinary course of business and consistent with past practice;

                  (i) Experienced any material change in the amount or general composition of its deposit liabilities;

                  (j) Entered into or amended any employment contract with any of its employees, increased the compensation payable to any officer or director or any relative of any such employee or director, or became obligated to increase any such compensation;

                  (k) Adopted or amended in any material respect any employee benefit plan, severance plan or collective bargaining agreement, made any awards or distributions under any employee benefit plan or made any contributions to any employee benefit plan not consistent with past practice or custom;

                  (l) Incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting its business or properties;

                  (m) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (n) Made any material investment (except investments made in the ordinary course of business and consistent with past practice);

                  (o) Made any material capital expenditure or commitment for any material addition to property, plant or equipment; or

                  (p) Agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

                  SECTION 3.11. PROPERTIES. (a) All material fixed assets owned by Lincoln carried on the books of Lincoln as of the date hereof (the "Personal Property"), has been maintained in good working order, ordinary wear and tear excepted. Lincoln owns and has good title to all of the Personal Property, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) to the extent stated or reserved against in the Lincoln Audited Financials and (ii) such other exceptions which are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the Personal Properties subject thereto or affected thereby;

                  (b) A description of each parcel of real property owned by Lincoln (the "Real Properties") is set forth in Section 3.11(b) of the Lincoln Disclosure Schedule. Lincoln is the owner of the Real Properties in fee simple and has good and marketable title to the Real Properties free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) liens for real estate taxes and assessments not yet delinquent and (ii) utility, access and other easements, rights of way, restrictions and exceptions which do not impair the Real Properties for the use and business being conducted thereon;

                  (c) Lincoln has not received notification from any governmental entity of contemplated improvements to the Real Properties or surrounding area or community by a public authority, the costs of which are to be assessed as special taxes against the Real Properties in the future;

                  (d) A description of all personal property leased by Lincoln from a third party (the "Leased Personal Property") is set forth in Section 3.11(d) of the Lincoln Disclosure Schedule. The Personal Property Leases create, in accordance with their terms, valid and binding leasehold interests of Lincoln in all of the Leased Personal Property, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. Lincoln has complied in all material respects with all of the provisions under the Personal Property Leases required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the Personal Property Leases.

                  SECTION 3.12. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the Lincoln Audited Financials is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

                  SECTION 3.13. LOANS AND INVESTMENTS. (a) Section 3.13 of the Lincoln Disclosure Schedule sets forth (a) a true, accurate and complete list of all investments, other than investments in the Personal Property, loans receivable of Lincoln (the "Loan Assets") and the Real Properties owned by Lincoln (the "Investments") as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto, and (b) a true, accurate and complete list of the names of each bank or other depository in which Lincoln has an account or safe deposit box, including, without limitation, accounts with the FHLB, and the names of all persons authorized to draw thereon or to have access thereto. The Investments are owned by Lincoln free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by Lincoln at any time. There are no outstanding letters of credit issued by Lincoln.

                  (b) The documentation governing or relating to the loan and credit-related assets representing the loan portfolio of Lincoln ("Loan Documentation") is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights of Lincoln in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. To the knowledge of Lincoln, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof;

                  SECTION 3.14. TAXES. (a) Lincoln has timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by it through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by Lincoln. Lincoln does not have, to its knowledge, any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever in excess of those that have already been paid or accrued, and there is no basis for any additional material claims or assessments.

                  (b) There are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted. Lincoln has not executed or filed with the Internal Revenue Service (the "IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is Lincoln a party to any action or proceeding of any governmental authority for assessment or collection of taxes, except tax liens or levies against its customers. There is no outstanding assessment or claim for collection of taxes against Lincoln. Lincoln has not received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency with respect to any federal, state or local taxes. No tax return of Lincoln is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of Lincoln, and Lincoln has no reason to believe that any deficiency would be asserted relating thereto.

                  SECTION 3.15. MATERIAL CONTRACTS. (a) Except as set forth in
Section 3.15(a) of the Lincoln Disclosure Schedule, Lincoln is not a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $15,000 for any one project or $30,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by Lincoln of an amount exceeding $15,000 in the aggregate or extending for more than six months from the date hereof; (iii) contract or option for the purchase of any property, real or personal, for an amount exceeding $15,000;
(iv) letter of credit or indemnity calling for payment of more than $15,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of Lincoln; (vii) contracts or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with "affiliates" of that person), except for contracts or commitments entered into in the ordinary course of business and not in excess of $100,000; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any current or former director, officer or employee of Lincoln; (ix) note, debenture or loan agreement pursuant to which Lincoln has incurred indebtedness other than deposit liabilities and advances from the FHLB;
(x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development and construction loan; (xiv) commitment or agreement to do any of the foregoing; or (xv) other contract, agreement or commitment made outside the ordinary course of business. (The contracts, agreements, commitments and other arrangements described in clauses (i) through
(xv) of this Section 3.15(a) are collectively referred to as the "Contracts");

                  (b) Lincoln has previously made available to First Federal upon request (i) copies of all of the Contracts and (ii) all form lending agreements and deposit forms used by Lincoln in the ordinary course of business;

                  (c) Lincoln is not in default under any Contract, and no claim of such default by any party has been made or is now, to the knowledge of Lincoln, threatened. There does not exist any event which, with notice or lapse of time or both, would constitute a material default by Lincoln under, or would excuse performance by any party thereto from, any Contract, except to the extent such a default would not have a material adverse effect on Lincoln.

                  SECTION 3.16. INSURANCE. All material properties and operations of Lincoln are insured in amounts and types as are customary for savings and loan associations similarly situated. The performance by the officers and employees of Lincoln of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise. Section
3.16 of the Lincoln Disclosure Schedule sets forth a true and complete list of all insurance coverages maintained by Lincoln.

                  SECTION 3.17. LITIGATION. Except as set forth in Section 3.17 of the Lincoln Disclosure Schedule, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of Lincoln in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) the management of Lincoln has no knowledge of any basis for any such action, suit, proceeding or investigation, and (c) Lincoln is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  SECTION 3.18. PERMITS AND LICENSES. Lincoln has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this Agreement.

                  SECTION 3.19. BENEFIT PLANS; ERISA. (a) Section 3.19(a) of the Lincoln Disclosure Schedule sets forth a true and complete list of all pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees, former employees, directors or former directors of Lincoln. Copies of such plans and agreements, together with, when applicable, (i) the most recent actuarial and financial reports prepared with respect to any such plan, (ii) the three most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters received from governmental agencies and any open requests for rulings or letters that pertain to any such plan, have been delivered to First Federal;

                  (b) With respect to any "employee pension benefit plan," as defined in Section 3(2) of ERISA (each such plan, together with any related trust or other funding mechanism, as maintained by Lincoln, a "Pension Benefit Plan") that is subject to Title IV of ERISA ("DB Plan"), Lincoln, in addition to meeting the standards described in Section 3.19(e), has complied with all minimum funding and contribution requirements and obligations imposed by the Code or the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all applicable reporting, disclosure and Pension Benefit Guaranty Corporation ("PBGC") premium obligations imposed by the Code and ERISA. There are no outstanding waivers of any minimum funding standard (or open applications for a waiver of any minimum funding standard) and each DB Plan has sufficient assets to meet all benefit liabilities;

                  (c) Lincoln does not currently participate in, nor has it ever participated in, any multiemployer plan, as such term is defined in Section 3(37) of ERISA;

                  (d) Each Pension Benefit Plan has complied and complies currently in all material respects, both as to form and operation, with the provisions of ERISA and the Code, where required in order to be tax-qualified under Section 401(a) of the Code, and all other applicable laws, rules and regulations. Lincoln is not aware of any event which might jeopardize the tax qualified status of any Pension Benefit Plan. Each Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a determination letter from the IRS which considers amendments made to the Code by the Tax Reform Act of 1986, or (ii) is maintained as part of a prototype or similar plan ("Prototype Plan") which has received a form of approval letter ("Approval Letter") from the IRS, which has been adopted by completion of an adoption (or similar form of) agreement subject to the Approval Letter and in a manner that entitles Lincoln to rely on the Approval Letter, and which has not been subsequently amended in a manner that would affect Lincoln's ability to rely on the Approval Letter. All reports required by any governmental agency with respect to each Pension Benefit Plan have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such Pension Benefit Plan within the time required by law;

                  (e) Each "employee welfare benefit plan," as defined in
Section 3(1) of ERISA (each such plan together with any related trust or other funding mechanism, as maintained by Lincoln, a "Welfare Benefit Plan") has been administered in all material respects in compliance with the requirements of the Code and ERISA, and, where applicable, all state insurance laws, and all reports required by any governmental agency with respect to each Welfare Benefit Plan have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such Welfare Benefit Plan within the time required by law. Each Plan which constitutes a "group health plan", as defined in Section 5000(b)(1) of the Code, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the Code;

                  (f) Neither Lincoln nor, to the knowledge of Lincoln, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no statutory, class or administrative exemption exists, or has been granted, under
Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no statutory, class or administrative exemption exists or has been granted, under Section 4975(c)(1) of the Code;

                  SECTION 3.20. ENVIRONMENTAL MATTERS. (a) Lincoln is in full compliance with all applicable Environmental Requirements (hereinafter defined). Lincoln has not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) Lincoln is not in compliance with all applicable Environmental Requirements, or (ii) any properties or assets of Lincoln may have been affected by any Hazardous Substances (hereinafter defined). Lincoln possesses all permits, registrations and other governmental authorizations required under any Environmental Requirements for the operation of the business of Lincoln;

                  (b) There is no Environmental Claim (hereinafter defined), investigation or inquiry pending or, to the knowledge of Lincoln , threatened against (i) Lincoln, (ii) any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by Lincoln either contractually or by operation of law, or (iii) any real or personal property which Lincoln owns, leases, manages, supervises or participates in the management of, or to the knowledge of Lincoln, in which Lincoln holds a security interest in connection with a loan or loan participation;

                  (c) To the knowledge of Lincoln, there are no present or past activities, conditions, or incidents, including, without limitation, the release or disposal of any Hazardous Substances, that could reasonably form the basis of any Environmental Claim against Lincoln or against any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by Lincoln, either contractually or by operation of law. To the knowledge of Lincoln, none of the Real Properties has been, or is (i) the site of the production, storage, use, release, disposal or treatment of Hazardous Substances, (ii) contaminated by Hazardous Substances, (iii) the site of any underground or aboveground storage tanks, or (iv) subject to any lien or claim which might give rise to a lien as a result of any release of Hazardous Substances or operation of any Environmental Requirement. To the knowledge of Lincoln, no Hazardous Substances have been integrated into any of the Real Properties or Leased Real Properties or any component thereof in such quantities and manner as may or do pose a threat to human health, violate any Environmental Requirement, or require abatement now or in connection with any renovation or demolition of such properties;

                  (d) As used in this Agreement:

                      (i) "Environmental Requirements" means all federal, state, local and other statutes, common law, regulations, rules, standards, ordinances, orders, decrees, and judgments relating to pollution, the environment, Hazardous Substances, occupational health and safety, or the protection of human health or the environment, all as may be from time to time modified;

                      (ii) "Hazardous Substances" means any and all substances or materials which are classified or considered to be hazardous or toxic to human health or the environment under any applicable Environmental Requirements and shall include, without limitation, any "Hazardous Substances" as defined in
Section 101(14) of CERCLA (42 USC Section 9601(14)) or regulations promulgated thereunder, "solid waste", "hazardous waste", or "infectious waste" as such terms are defined in any Environmental Requirement, any "toxic and hazardous substances" as defined in 29 CFR Part 1910, petroleum and its products and byproducts, asbestos, polychlorinated biphenyls, nuclear fuel or materials, radioactive material, lead and lead-containing substances, molds and other infectious materials, and urea-formaldehyde; and

                      (iii) "Environmental Claim" means any claim, cause of action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Substance at any location, whether leased or owned, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Requirement.

                  SECTION 3.21. EMPLOYMENT MATTERS. Lincoln is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and has not and is not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a material adverse effect on the financial condition, results of operations, business or prospects of Lincoln. No unfair labor practice complaint against Lincoln is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Lincoln. No representation question exists in respect of the employees of Lincoln and no labor grievance which might have a material adverse effect upon Lincoln or the conduct of its business is pending or, to the knowledge of Lincoln, threatened. Lincoln has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Lincoln, and, to the knowledge of Lincoln, there is no present effort nor existing proposal to attempt to unionize any group of employees of Lincoln.

                  SECTION 3.22. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to First Federal in writing by or on behalf of Lincoln in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the Lincoln Disclosure Schedule, but excluding statements or information pertaining to parties unrelated to Lincoln, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.23. BROKERS. There are no claims or agreements for brokerage commission, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Lincoln.

                  SECTION 3.24. SUBSIDIARIES; EQUITY INTEREST. The term "Subsidiary" means an organization or entity which is consolidated or is eligible to be consolidated with a party to this Agreement for financial reporting purposes. Except for Lincoln Mortgage Company, Lincoln has no Subsidiaries. Except for shares the FHLB of Cincinnati owned by Lincoln or as set forth in Section 3.24 of the Lincoln Disclosure Schedule, Lincoln does not own, beneficially or otherwise, any shares of Equity Securities (as defined below) or similar interest of any corporation, bank, business trust, association or similar organization. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Lincoln is not a party to any partnership or joint venture.

                  SECTION 3.25. REQUIRED VOTE. The affirmative vote of the holders of two-thirds of the Common Shares is the only vote of shareholders of Lincoln required to approve this Agreement and the transactions contemplated hereby on behalf of Lincoln.

                                  ARTICLE FOUR

                        REPRESENTATIONS AND WARRANTIES OF
                          FIRST FEDERAL AND MERGER SUB

                  First Federal represents and warrants to Lincoln that each of the following statements is true and accurate in all material respects:

                  SECTION 4.01. ORGANIZATION AND STANDING. First Federal is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. First Federal is in compliance in all material respects with all applicable local, state and federal laws and regulations.

                  SECTION 4.02. AUTHORITY. (a) This Agreement has been (i) duly executed and delivered by First Federal, (ii) approved by the board of directors of First Federal and (iii) adopted by the sole shareholder of First Federal.

                  (b) Subject to the filing of all requisite regulatory notices and the receipt of all requisite regulatory approvals and the formation of Merger Sub and the approval of the Merger Agreement by the board of directors and sole shareholder of Merger Sub, (i) First Federal has all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by First Federal; and (iii) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Sectoion 1818(b) or by the appointment of a conservator by the FDIC, this Agreement is the valid and binding agreement of First Federal enforceable against it in accordance with its terms;

                  SECTION 4.03. GOVERNING DOCUMENTS. First Federal has made available, or will promptly make available, to Lincoln true and accurate copies of the Charter and Bylaws of First Federal and the Charter and Bylaws of Merger Sub.

                  SECTION 4.04. NO CONFLICTS. The execution and delivery of this Agreement and, subject to the filing and approval of Regulatory applications, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Charter or Bylaws of First Federal or the Charter or Bylaws of Merger Sub; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which First Federal is a party or by which First Federal or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which First Federal is a party or by which First Federal or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of First Federal; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of First Federal; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of or conditions of approval of applications or notices to the OTS or the FDIC.

                  SECTION 4.05. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by First Federal or Merger Sub or the consummation by First Federal or Merger Sub of the transactions contemplated hereby, except for filings, authorizations, consents or approvals referenced in Section 1.06 of this Agreement.

                  SECTION 4.06. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of First Federal and its holding company, First Federal Financial Bancorp, Inc. ("First Federal Bancorp") as of September 30, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years ended September 30, 2001, 2000 and 1999, together with notes thereto, examined and reported upon by Kelley, Galloway & Company PSC (the "First Federal Audited Financials"), have been prepared in conformity with GAAP applied on a consistent basis and fairly present the financial position of First Federal at such dates and the results of its operations and cash flows for such periods;

                  (b) The unaudited consolidated statements of financial condition of First Federal as of December 31, 2001, and the related unaudited consolidated statements of earnings, stockholders' equity and cash flows for each of the three months ended December 31, 2001 and 2000 included in First Federal Bancorp's quarterly report on Form 10-Q for the quarter ended December 31, 2001, as currently on file with the SEC and previously delivered to Lincoln (the "First Federal Interim Financials"), fairly present the consolidated financial position of First Federal at such date and the consolidated results of its operations and cash flows for such periods and have been prepared in accordance with GAAP applied on a consistent basis;

                  (c) The books and records of First Federal are being maintained in material compliance with applicable legal and accounting requirements and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of First Federal;

                  (d) Except as disclosed in the First Federal Interim Financials, as of December 31, 2001, First Federal had no liabilities or obligations material to the business condition (financial or otherwise) of First Federal taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due;

                  (e) The First Federal Audited Financials and the First Federal Interim Financials did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.07. ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 2001, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of First Federal and its consolidated subsidiaries, taken as a whole.

                  SECTION 4.08. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to Lincoln in writing by or on behalf of First Federal in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.09. STOCK OWNERSHIP. Neither First Federal nor any of its "affiliates" or "associates," as the terms "affiliates" and "associates" are defined in Section 1704.01(C)(1) of the OGCL, are "beneficial owners," as the term "beneficial owners" is defined in Section 1704.01(C)(4) of the OGCL, of any of the outstanding common shares of Lincoln.

                  SECTION 4.10. FINANCIAL RESOURCES. First Federal has the financial wherewithal and has, or will have prior to the Closing, sufficient internal funds to perform its obligations under this Agreement. First Federal is, and will be immediately following the Merger, in material compliance with all applicable capital, debt and financial and non-financial regulations of state and federal banking agencies having jurisdiction over it.

                                  ARTICLE FIVE

                                    COVENANTS

                  SECTION 5.01. CONDUCT OF LINCOLN'S BUSINESS. From the date of this Agreement until the Effective Time, Lincoln, except with the prior written consent of First Federal, which shall not be unreasonably withheld, will conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations. Notwithstanding the foregoing, without the prior written consent of First Federal, which shall not be unreasonably withheld, Lincoln will not:

                  (a) Authorize or agree to authorize the creation or issuance of, or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which Lincoln is the issuer, or any obligations convertible into or exchangeable for any shares of its capital stock;

                  (b) Declare, set aside, pay or make any dividend or other distribution on its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares thereof or enter into any agreement with respect to the foregoing;

                  (c) Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amend its Articles of Incorporation or Constitution;

                  (e) Purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property;

                  (f) Mortgage, pledge, grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB or to secure public deposits and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

                  (g) Waive any rights of material value or cancel any material debts or claims;

                  (h) Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB;

                  (i) Except as specifically provided herein, enter into or amend any employment contract with any of its employees, increase the compensation payable to any employee or director or any relative of any such employee or director or become obligated to increase any such compensation;

                  (j) Except as specifically provided herein (or as required by applicable law), adopt or amend in any material respect any employee or director benefit plan, severance plan or collective bargaining agreement or make any contributions to or awards or distributions under any employee benefit plan not consistent with past practice or custom;

                  (k) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (l) Make any capital expenditure or commitment for any addition to property, plant, or equipment in excess of $5,000;

                  (m) Originate or issue a commitment to originate (i) any loan secured by one- to four-family residential real estate in a principal amount of $75,000 or more, (ii) any loan secured by nonresidential real estate in a principal amount of $75,000 or more, (iii) any secured or unsecured consumer loan in excess of $5,000, or (iv) any commercial loan, regardless of the amount;

                  (n) Except for FHLB advances, the aggregate amount of which at any time shall not exceed Four Hundred Thousand Dollars ($400,000), plus such additional amount as may be obtained with the right of prepayment at any time without penalty or premium, and deposit taking in the ordinary course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

                  (o) Establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

                  (p) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than U.S. Government and U.S. agency obligations and deposits in an overnight account at the FHLB;

                  (q) Increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in Lincoln's market;

                  (r) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that Lincoln shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products; or

                  (s) Agree, whether in writing or otherwise, to take any action described in this Section 5.01.

                  SECTION 5.02. ACQUISITION TRANSACTIONS. Lincoln shall (i) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, Lincoln (collectively, "Acquisition Transactions"), (ii) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give First Federal prompt notice of any such inquiries, offers or proposals. The foregoing sentence shall not apply however to the consideration, negotiation and consummation of an Acquisition Transaction not solicited by Lincoln or any of its officers, directors, agents or affiliates if and to the extent that the board of directors of Lincoln reasonably determines in good faith and upon written advice of counsel to Lincoln that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of Lincoln; provided, however, that Lincoln shall give First Federal prompt notice of any such proposal of an Acquisition Transaction and keep First Federal promptly informed regarding the substance thereof and the response of the board of directors of Lincoln thereto.

                  SECTION 5.03. ORGANIZATION OF MERGER SUB. First Federal shall cause Merger Sub to be organized as an interim savings bank under the laws of the United States of America as a wholly-owned subsidiary of First Federal as soon as practicable hereafter. Following the organization of Merger Sub, First Federal shall cause the board of directors of Merger Sub to approve this Agreement and the transactions contemplated hereby, whereupon Merger Sub shall become a party to, and bound by, this Agreement and First Federal shall approve this Agreement in its capacity as the sole stockholder of Merger Sub. First Federal shall cause Merger Sub to execute and become a party to the Plan of Merger in the form attached hereto as Exhibit A.

                  SECTION 5.04. ACCOUNTING POLICIES; INTEGRATION OF POLICIES.
(a) Before the Effective Time and at the request of First Federal, Lincoln shall promptly (i) establish and take such reserves and accruals to conform Lincoln's loan, accrual and reserve policies to First Federal's policies; (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-offs or write-downs of various assets and other appropriate accounting adjustments; and (iii) recognize for financial accounting purposes such expenses of the Bank Merger and restructuring charges related to or to be incurred in connection with the Bank Merger, to the extent permitted by law and consistent with GAAP; provided, however, that Lincoln shall not be obligated to make any such charges or adjustments until the satisfaction of all conditions set forth in Sections 7.01(a) through (d), and further provided that no basis for termination of the Merger Agreement by any party pursuant to
Article 8 is then extant.

         (b) During the period from the date hereof to the Effective Time, Lincoln shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause its respective data processing service provider to, cooperate and assist First Federal in connection with an electronic and systematic conversion of all applicable data regarding Lincoln to First Federal's system of electronic data processing. In furtherance of the foregoing, Lincoln shall make reasonable arrangements during normal business hours to permit representatives of First Federal to train Lincoln and Lincoln's employees in First Federal's system of electronic data processing. Notwithstanding the foregoing, Lincoln shall not be required to commence a transfer of its data processing functions to First Federal's system prior to the Effective Time.

                  SECTION 5.05. INTRIEVE SETTLEMENT. Lincoln has entered into a Termination Agreement dated April 24, 2002, with Intrieve, Inc. (the "Termination Agreement"), to settle a dispute relating to the termination of the Service Agreement dated April 3, 1996 between Lincoln and Intrieve and the Item Processing Service Agreement dated May 21, 1999 between Lincoln and Mutual Data Services, Inc., a subsidiary of Intrieve. Pursuant to the Termination Agreement, Lincoln is required to pay a termination penalty of $80,000 to Intrieve, and the Intrieve stock held by Lincoln will be redeemed by Intrieve at no cost to Intrieve. First Federal agrees that the redemption of the Intrieve stock will not constitute a material adverse change for purposes of this Agreement. For purposes of computing the amount payable to the Common

Shareholders pursuant to Section 1.02 of this Agreement, the Intrieve Amount shall equal $80,000 less $224.23 per day for the period between the Effective Date and November 15, 2002.

                                   ARTICLE SIX

                               FURTHER AGREEMENTS

                  SECTION 6.01. REGULATORY APPROVALS; COOPERATION. (a) First Federal shall use its best efforts to file within 30 days of the date hereof all Regulatory Applications required in order to consummate the Merger. First Federal shall keep Lincoln reasonably informed as to the status of the Regulatory Applications and make available to Lincoln copies of the Regulatory Applications as filed and any supplementary filed materials and all responses from the regulatory authorities;

                  (b) Lincoln will cooperate and will cause its directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with First Federal in connection with the preparation of the Regulatory Applications;

                  (c) First Federal will cooperate and will cause its directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with Lincoln in connection with the preparation of the Proxy Statement;

                  (d) First Federal and Lincoln shall share equally any fees and charges related to obtaining approvals from the regulatory authorities and filing the Regulatory Applications.

                  SECTION 6.02. SPECIAL MEETING OF SHAREHOLDERS OF LINCOLN. Lincoln shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the Common Shareholders for the purpose of voting upon this Agreement as required by applicable law. Lincoln shall use its reasonable efforts to hold such meeting as soon as practicable following the date of this Agreement. The board of directors of Lincoln shall (i) to the extent consistent with its fiduciary duties, recommend to its shareholders the adoption of this Agreement, and the approval of the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith, and
(ii) use its reasonable efforts to obtain the necessary adoption by the shareholders of this Agreement and any amendments hereto, and the transactions contemplated hereby.

                  SECTION 6.03. EMPLOYEES. All employees of Lincoln as of the date of this Agreement who are actively employed at the Effective Time shall continue as employees of First Federal at the Effective Time and, with respect to employees who are not currently covered by a written employment or severance agreement with Lincoln, shall be employed as at will employees at the same base compensation they are receiving from Lincoln; and

                  SECTION 6.04. EMPLOYEE BENEFITS. (a) On and after the Effective Time, the employees of Lincoln shall become at will employees of First Federal and shall participate in all qualified and non-qualified benefit plans maintained by First Federal for the benefit of its employees, including, but not limited to, health and disability insurance programs and retirement programs (including, but not limited to, First Federal's employee stock ownership plan). Employees of Lincoln shall receive prior service credit for the period they were employed by Lincoln prior to the Effective Time for purposes of determining eligibility and vesting under First Federal's employee benefit plans. First Federal may, in its discretion, continue the health insurance plan currently sponsored by Lincoln for the benefit of its employees or provide coverage under the health insurance plan maintained by First Federal for the benefit of the employees of First Federal and its subsidiaries; provided, however, that if First Federal elects to provide coverage under the First Federal health plan as of the Effective Time, any waiting periods or pre-existing condition limitations shall be waived for employees of Lincoln who continue as employees of First Federal.

                  (b) The board of directors of Lincoln shall take all actions, conditioned upon completion of the Merger, necessary and appropriate to terminate or withdraw from the defined benefit plan presently maintained by Lincoln for the benefit of its employees as promptly and as expeditiously as possible after the date of this Agreement.

                  SECTION 6.05. ACCESS. Until the Effective Time, Lincoln shall afford to First Federal, and First Federal shall afford to Lincoln, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Such access shall include, but shall not be limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors and financial consultants); (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this Agreement; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this Agreement. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested.

                  SECTION 6.06. CONFIDENTIALITY. The parties acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the "Information") and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

                  SECTION 6.07. PRESS RELEASES. First Federal and Lincoln shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

                  SECTION 6.08. COSTS AND EXPENSES. Except as otherwise set forth in this Agreement and as set forth below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Proxy Statement, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  SECTION 6.09. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 6.10. NOTIFICATION OF EVENTS. At all times from the date of this Agreement until the Effective Time, each party shall promptly notify the other in writing of any materially adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this Agreement or of the commencement of any action, suit, proceeding or investigation against it.

                  SECTION 6.11. VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to First Federal's willingness to enter into this Agreement, each of the directors of Lincoln who are Lincoln shareholders shall enter into a Lincoln Shareholder Agreement in the form attached hereto as Exhibit B.

                  SECTION 6.12. INDEMNIFICATION. From the Effective Time and continuing for a period of three years thereafter, the current and former officers and directors of Lincoln shall be indemnified by First Federal from their acts and omissions occurring prior to the Effective Time to the extent permitted by the charter and bylaws of First Federal or the articles of incorporation and constitution of Lincoln and applicable law. As a condition to receiving such indemnification, the party claiming indemnification shall assign to First Federal, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by First Federal or Lincoln to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against First Federal, its subsidiaries, or Lincoln arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of First Federal, its subsidiaries, or Lincoln, or (iii) if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

                  SECTION 6.13. CONDUCT OF FIRST FEDERAL BUSINESS. From the date of this Agreement until the Effective Time, First Federal shall:

                  (a) Use all reasonable efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relationships with customer, suppliers, employees and business associates;

                  (b) Notify Lincoln in writing within five business days of (i) the existence of any adverse business conditions threatening the normal business operations of First Federal, (ii) the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representations, warranty, covenant, condition or agreement by or pertaining to First Federal contained in this Agreement, and (iii) the commencement of any material action, suit, proceeding, or investigation against First Federal;

                  (c) Take no action that would adversely affect the ability of First Federal to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without the imposition of a burdensome restriction or condition, or adversely affect the ability of First Federal to perform its covenants and agreements under this Agreement; and

                  (d) Use its best efforts to obtain the tax opinion described in Section 7.02(i) hereof.

                  SECTION 6.14. TERMINATION FEE. Notwithstanding Section 6.08 of this Merger Agreement, in the event (i) the Board of Directors of Lincoln accepts any Acquisition Transaction, or (ii) the Board of Directors of Lincoln fails to recommend to the shareholders of Lincoln approval of the Merger Agreement and the Merger Agreement is rejected by the shareholders of Lincoln; or (iii) no meeting of Common Shareholders is held, then, in any of such events Lincoln shall pay to First Federal One Hundred Fifty Thousand Dollars ($150,000) in immediately available funds. The foregoing payment shall be made as follows:
(x) upon the occurrence of the events described in clause (i) above, such payment shall be made within two days of the execution of a definitive agreement with respect to such Acquisition Transaction; (y) upon the disapproval by the Common Shareholders of this Merger Agreement as described in clause (ii) above, such payment shall be made within two days of the date of the Lincoln Shareholders Meeting and, (z), if the Lincoln Shareholders Meeting is not held, as described in clause (iii) above, such payment shall be made on or before October 2, 2002.

                                  ARTICLE SEVEN

                                 CLOSING MATTERS

                  SECTION 7.01. CONDITIONS TO OBLIGATIONS OF FIRST FEDERAL, MERGER SUB, AND LINCOLN. Notwithstanding any other provision of this Agreement, the obligations of First Federal, Merger Sub, and Lincoln to effect the Merger and the Interim Merger shall be subject to the fulfillment of each of the following conditions:

                  (a) This Agreement shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding Lincoln Shares required under Ohio law and Lincoln's Articles of Incorporation and Constitution;

                  (b) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the Merger shall have been obtained and all notices required to be filed shall have been filed and any objection or waiting period with respect to each such notice shall have expired;

                  (c) All waivers, consents and approvals of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary or appropriate for the consummation of the Merger and the Interim Merger shall have been obtained; and

                  (d) There shall not be in effect any federal or state law, rule or regulation or any order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the Merger or the Interim Merger.

                  SECTION 7.02. CONDITIONS TO OBLIGATIONS OF FIRST FEDERAL. In addition to the conditions contained in Section 7.01 of this Agreement, the obligations of First Federal and Merger Sub to effect the Merger and the Interim Merger shall also be subject to the fulfillment of each of the following conditions unless fulfillment is waived by First Federal in writing:

                  (a) The representations and warranties of Lincoln contained in Article Three of this Agreement shall be true in all material respects at and as of the date hereof and at and as of the day of the Closing as if made at and as of such time, except as otherwise permitted or required by this Agreement or where such representation or warranty is expressly made as of a specific date;

                  (b) Lincoln shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Lincoln before or on the day of the Closing;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of Lincoln after the date of this Agreement, except (i) changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this Agreement, (ii) changes in law or regulations affecting financial institutions, (iii) changes in generally accepted accounting principles or regulatory accounting principles applicable to financial institutions, and (iv) changes in economic conditions applicable to depository institutions generally or in general levels of interest rates;

                  (d) Lincoln shall have delivered to First Federal a certificate dated the day of the Closing and signed by the President of Lincoln to the effect set forth in subsections (a), (b) and (c) of this Section 7.02;

                  (e) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the Merger or seeks to impose material limitations on the ability of First Federal to exercise full rights of ownership of the assets or business of Lincoln;

                  (f) Lincoln shall not have incurred any damage, destruction or similar loss, not covered by insurance, affecting its businesses or properties;

                  (g) Lincoln shall have complied with Section 5.04 hereof to the reasonable satisfaction of First Federal;

                  (h) The holders of not more than 10% of the Common Shares shall have sought relief as Dissenting Shareholders; and

                  (i) First Federal shall have received an opinion of Vorys, Sater, Seymour and Pease LLP to the effect that the Bank Merger, when consummated in accordance with the terms of this Agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

                  The fulfillment of any one or all of the foregoing conditions may be waived in the sole discretion of the board of directors of First Federal.

                  SECTION 7.03. CONDITIONS TO OBLIGATIONS OF LINCOLN. In addition to the conditions contained in Section 7.01 of this Agreement, the obligations of Lincoln to effect the Merger and the Interim Merger shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of First Federal and Merger Sub contained in Article Four of this Agreement shall be true in all material respects at and as of the date hereof and at and as of the date of the Closing as if made at and as of such time, except as otherwise permitted or required by this Agreement or where such representation or warranty is expressly made as of a specific date;

                  (b) First Federal and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them before or at the Closing;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of First Federal after the date of this Agreement, except (i) changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this Agreement; (ii) changes in law or regulations affecting financial institutions or their holding companies; (iii) changes in generally accepted accounting principles or regulatory accounting principles applicable to financial institutions and their holding companies; and (iv) changes in economic conditions applicable to depository institutions generally or in general levels of interest rates;

                  (d) First Federal and Merger Sub shall each have delivered to Lincoln a certificate dated the day of the Closing and signed by the President of each of First Federal and Merger Sub to the effect set forth in subsections
(a) and (b) of this Section 7.03, and a certificate dated the day of the Closing and signed by the President of First Federal to the effect set forth in subsection (c) of this Section 7.03;

                  The fulfillment of any one or all of the foregoing conditions may be waived in the sole discretion of the board of directors of Lincoln.

                                  ARTICLE EIGHT

                                   TERMINATION

                  SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the date of the Closing, whether before or after approval by the shareholders of Lincoln:

                  (a) By mutual consent of the boards of directors of Lincoln and First Federal; or

                  (b) By the board of directors of Lincoln or First Federal, in their sole discretion, if:

                      (i) The Merger shall not have been consummated on or before December 31, 2002;

                      (ii) Any event occurs which, in the reasonable opinion of either First Federal or Lincoln, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this Agreement; or

                  (c) By the board of directors of First Federal, in its sole discretion, if any event occurs which, in the reasonable opinion of such board, would preclude compliance with any of the conditions set forth in Section 7.02 of this Agreement;

                  (d) By the board of directors of Lincoln, in its sole discretion, if any event occurs which, in the reasonable opinion of such board, would preclude compliance with any of the conditions set forth in Section 7.03 of this Agreement; or

                  SECTION 8.02. WRITTEN NOTICE OF TERMINATION. In order to terminate this Agreement pursuant to Section 8.01, the party so acting shall give written notice of such termination to the other party. This Agreement shall terminate on the date such notice is given.

                  SECTION 8.03. EFFECT OF TERMINATION. In the event of the termination of this Agreement, the provisions of this Agreement shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 6.06, 6.08 and 6.14 of this Agreement shall survive such termination and shall remain in full force and effect, and (b) a termination of this Agreement shall not affect the liability of any party for an uncured breach of any term or condition of this Agreement.

                  SECTION 8.04. AMENDMENT. This Agreement may be amended at any time before or after approval of this Agreement by the shareholders of Lincoln, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 8.05. WAIVER. Any term, condition or provision of this Agreement (other than the requirement for shareholder approval) may be waived in writing at any time by action of the board of directors of the party which is, or whose shareholders are, entitled to the benefits thereof.

                                  ARTICLE NINE

                                  MISCELLANEOUS

                  SECTION 9.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to First Federal:

                  First Federal Savings Bank of Ironton
                  415 Center Street
                  Ironton, Ohio 45638
                  Attn:  I. Vincent Rice, President

If addressed to Lincoln :

                  Lincoln Savings and Loan Association
                  420 Park Avenue
                  Ironton, Ohio  45638
                  Attn:  Russell Mittendorf, President

                  SECTION 9.02. ENTIRE AGREEMENT. This Agreement (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than First Federal, Merger Sub, and Lincoln; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio, except to the extent that federal law may be applicable.

                  SECTION 9.03. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts which together shall constitute a single Agreement.

                  SECTION 9.04. HEADINGS. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  SECTION 9.05. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty shall survive the Effective Time.

                  SECTION 9.06. LIABILITIES AND SPECIFIC PERFORMANCE. Each party to this Agreement recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, remedies at law may not provide adequate relief to the other party or parties. Therefore, each party is hereby authorized to demand specific performance of this Agreement and is entitled to temporary and permanent injunctive relief in a court of competent jurisdiction at any time when any other party fails to comply with any of the provisions of this Agreement applicable to it, in addition to any other remedy that may be available in law or equity. To the extent permitted by applicable law, each party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance or injunctive relief.

                  IN WITNESS WHEREOF, First Federal and Lincoln have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

ATTEST:                              FIRST FEDERAL SAVINGS BANK OF IRONTON


  /s/ Edith M. Daniels               By:   /s/ I. Vincent Rice
-------------------------------          -------------------------------
Edith M. Daniels                            I. Vincent Rice
Secretary                                   President


ATTEST:                              LINCOLN SAVINGS AND LOAN ASSOCIATION


  /s/ Wanda J. Holtzapfel            By:   /s/ Russell Mittendorf
-------------------------------          -------------------------------
Wanda J. Holtzapfel                         Russell Mittendorf
Asst. Secretary                             Managing Officer

                                    EXHIBIT A

                                 PLAN OF MERGER

                                  Interim FSB,
                      First Federal Savings Bank of Ironton
                                       and
                      Lincoln Savings and Loan Association

         THIS PLAN OF MERGER ("Plan of Merger") is entered into as of the ___ day of _____________, 2002, by and among Interim FSB ("Interim"), an interim federal stock savings bank to be organized under the laws of the United States of America, First Federal Savings Bank of Ironton ("First Federal"), a federal savings bank organized under the laws of the United States of America, and Lincoln Savings and Loan Association ("Lincoln"), a savings and loan association organized under the laws of the State of Ohio.

                                R E C I T A L S :

         WHEREAS, Interim is a wholly owned subsidiary of First Federal;

         WHEREAS, First Federal and Lincoln have entered into an Agreement and Plan of Reorganization, dated April 25, 2002 (the "Agreement"), which provides for the acquisition of Lincoln by First Federal through the merger of Interim into Lincoln and the subsequent merger of Lincoln into First Federal;

         WHEREAS, the parties to the Agreement desire that immediately after the merger of Interim into Lincoln pursuant to this Plan of Merger that Lincoln shall be merged into First Federal; and

         WHEREAS, the boards of directors of each of Interim and Lincoln have approved this Plan of Merger;

         NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 At the Effective Time (as defined in Article V below), Interim shall merge with and into Lincoln (the "Merger") pursuant to Ohio Rev. Code
Section 1151.60, 12 U.S.C. Section 1828(c), and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the "Division") and the Office of Thrift Supervision ("OTS"). Upon consummation of the Merger, the separate existence of Interim shall cease and Lincoln shall continue as the surviving institution (the "Surviving Institution").

         1.2 Completion of the Merger is subject to approval of the OTS and the Division.

                                   ARTICLE II

                              CONVERSION OF SHARES

         2.1 The shares of common stock of Interim issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain issued and outstanding after the Effective Time and shall constitute the only issued and outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.

         2.2 (a) At the Effective Time and as a result of the Merger, automatically and without further act of First Federal, Interim, Lincoln or the Common Shareholders (hereinafter defined), each common share of Lincoln issued and outstanding at the Effective Time (the "Common Shares") shall be cancelled and extinguished and, in substitution and exchange therefor, the holders thereof (the "Common Shareholders") shall be entitled, subject to and upon compliance with Article III of this Plan of Merger and Article Two of the Agreement, to receive from First Federal an amount equal to the quotient of (i) $476,904.44 reduced by (x) the Preferred Redemption Amount (hereinafter defined) and (y) the Intrieve Amount (as defined in Section 5.05 of the Agreement), divided by (ii) the number of Common Shares (the "Per Share Merger Consideration"), without any interest thereon from the Effective Time until the time of payment;

             (b) Each preferred share of Lincoln issued and outstanding at the Effective Time (the "Preferred Shares") shall be repurchased and redeemed in accordance with the terms and conditions of the Stock Purchase Agreement Between Lincoln Savings and Loan Association and Preferred Non-Voting Stock Holders. The redemption amount payable in respect of each Preferred Share (the "Per Share Redemption Amount") shall be (i) $244.12 if the redemption occurs on or before August 1, 2002, or (ii) $254.05 if the redemption occurs between August 2, 2002 and February 1, 2003. The Preferred Redemption Amount shall be the amount equal to the number of Preferred Shares multiplied by the Per Share Redemption Amount, without any interest thereon. Unless they are also Common Shareholders, holders of the Preferred Shares (the "Preferred Shareholders") shall not receive the Per Share Merger Consideration, nor shall they share in any distributions pursuant to Section 2.2(d) of this Plan of Merger and Section 1.03 of the Agreement.

             (c) Any treasury shares held by Lincoln and any Common Shares owned by First Federal for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

             (d) In addition to the Per Share Merger Consideration, the
Common Shareholders shall be entitled to receive additional payments from First Federal as follows:

                 (i) An amount equal to the quotient of (i) the number of Common Shares, divided by (ii) the profit, net of ordinary and reasonable expenses, from the sale of a parcel of real estate described in Section 1.03(a) of the Lincoln Disclosure Schedule (the "REO Parcel") if the REO Parcel is sold and the consideration received on or before December 31, 2002. First Federal shall use its best efforts to complete the sale of the REO Parcel and collect the consideration prior to December 31, 2002. The terms of the sale of the REO Parcel shall be reviewed and approved by Russell Mittendorf; and

                  (ii) An amount equal to the quotient of (i) the number of Common Shares, divided by (ii) the proceeds, net of ordinary and reasonable expenses, from the collection of a judgment described in Section 1.03(b) the Lincoln Disclosure Schedule (the "Judgment") to the extent the Judgment is collected in whole or in part on or before December 31, 2003. First Federal shall use its best efforts to collect the Judgment prior to December 31, 2003. First Federal shall permit Russell Mittendorf to participate in efforts to collect the Judgment.

                  (iii) No payments shall be made pursuant to this Section 2.2(d) or Section 1.03 of the Agreement to any Common Shareholder unless such shareholder has complied with the requirements of Section 3.1 of this Plan of Merger and Section 2.01 of the Agreement.

                                   ARTICLE III

                               EXCHANGE OF SHARES

         3.1. (a) As soon as practicable after the Effective Time, First Federal shall mail to each Common Shareholder and Preferred Shareholder (collectively, the "Lincoln Shareholders) a form letter of transmittal (the "Transmittal Letter") including instructions to effect the surrender for exchange of the certificates formerly evidencing the Common Shares and the Preferred Shares (collectively, the "Certificates" and individually, the "Certificate"). The Transmittal Letter shall specify that the risk of loss and title to Certificates shall pass only upon delivery of the Certificates as specified in the Transmittal Letter. Upon surrender of a Certificate for cancellation, together with such Transmittal Letter, duly executed, each Common Shareholder shall be entitled to receive the Per Share Merger Consideration multiplied by the number of Common Shares held by such Common Shareholder and each Preferred Shareholder shall be entitled to receive the Per Share Redemption Amount multiplied by the number of Preferred Shares held by such Preferred Shareholder, and each Certificate so surrendered shall thereafter be cancelled. In no event shall the aggregate amount payable by First Federal in consideration and exchange for the Common Shares and the Preferred Shares exceed $476,904.44 less the Intrieve Amount, except for payments pursuant to Section 2.2(d) of this Plan of Merger and Section 1.03 of the Agreement.

              (b) In the event that any Lincoln Shareholder is unable to deliver the Certificate, First Federal, in the absence of actual notice that any of the shares theretofore represented by any such Certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Per Share Merger Consideration or Per Share Redemption Amount to which such holder is entitled in accordance with the provisions of this Plan of Merger and the Agreement upon the presentation of all of the following:

                  (i) Evidence to the reasonable satisfaction of First
Federal that any such Certificate has been lost, wrongfully taken or destroyed;

                      (ii) Such security or indemnity as may be reasonably requested by First Federal to indemnify and hold First Federal and the exchange agent harmless; and

                      (iii) Evidence to the reasonable satisfaction of First Federal that such person is the owner of the Common Shares or Preferred Shares theretofore represented by each Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such Certificate for exchange pursuant to this Plan of Merger and the Agreement.

                  (c) In the event that delivery of the Per Share Merger Consideration or Per Share Redemption Amount is to be made to a person other than the person in whose name the Certificate surrendered is registered, the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of First Federal that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 3.1 and Section 2.01 of the Agreement, each Certificate shall represent for all purposes only the right to receive the Per Share Merger Consideration or the Per Share Redemption Amount;

                  (d) No consideration provided for herein shall be delivered by First Federal to any former Lincoln Shareholders in accordance with this Agreement until such holder shall have complied with this Section 3.1 and
Section 2.01 of the Agreement; and

                  (e) First Federal, at its election, may designate an exchange agent to discharge its duties pursuant to this Section 3.1 and Section 2.01 of the Agreement. Any portion of the cash delivered to the exchange agent by First Federal for payment of the Per Share Merger Consideration and Per Share Redemption Amount that remains unclaimed by Lincoln Shareholders for one year after the Effective Time shall be returned to First Federal. Any Lincoln Shareholders who have not theretofore complied with this Section 3.1 and Section
2.01 of the Agreement shall thereafter look only to First Federal for the Per Share Merger Consideration or Per Share Redemption Amount. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any governmental entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of First Federal (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the exchange agent nor any party to this Agreement shall be liable to any holder of any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. First Federal and the exchange agent shall be entitled to rely upon the stock transfer books of Lincoln to establish the identity of those persons entitled to receive the Per Share Merger Consideration or Per Share Redemption Amount, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Common Shares or Preferred Shares, First Federal and the exchange agent shall be entitled to deposit any Per Share Merger Consideration or Per Share Redemption Amount represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         3.2. All payments made upon the surrender of Certificates pursuant to
Article III of this Plan of Merger and Article Two of the Agreement shall be deemed to have been made in full satisfaction of all rights of the Lincoln Shareholders theretofore evidenced by such Certificates.

         3.3. After the Effective Time, there shall be no further registration or transfer of Common Shares or Preferred Shares on the stock transfer books of Lincoln. In the event that, after the Effective Time, Certificates are presented for transfer, they shall be cancelled and exchanged as provided in this Article III and Article Two of the Agreement.

         3.4. (a) Any Common Shareholder who seeks relief under Section 1701.85 of the Ohio General Corporation Law (the "OGCL") as a dissenting shareholder (a "Dissenting Shareholder") shall be entitled to payment for the Common Shares held by such Dissenting Shareholder only to the extent permitted by and in accordance with the provisions of the OGCL; provided, however, that if, in accordance with the OGCL, any Dissenting Shareholder shall forfeit such right to payment of the fair value of the Common Shares held by such Dissenting Shareholder, such Common Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration. Dissenting Shareholders shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded pursuant to the OGCL; and

              (b) Lincoln shall give First Federal (i) prompt notice of any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments received by Lincoln with respect to dissenting shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the OGCL. Lincoln shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of First Federal, settle or offer to settle any such demands.

                                   ARTICLE IV

                          NAME OF SURVIVING INSTITUTION

         4. The name of the Surviving Institution shall be as stated in the Articles of Incorporation of Lincoln as in effect immediately prior to the Effective Time.

                                    ARTICLE V

                                 EFFECTIVE TIME

         5. The Merger shall become effective immediately following and contingent upon the occurrence of the Closing (as defined in the Agreement) at the date and time specified in the Certificate of Merger filed with the Ohio Secretary of State with respect to the Merger (the "Effective Time"); provided, however, that the filing of the Certificate of Merger shall not occur unless and until all of the following events have taken place: (a) the shareholders of Interim and Lincoln shall have adopted and approved this Plan of Merger and the Agreement;

(b) the Merger shall have been approved by the OTS; and (c) all applicable regulatory waiting periods shall have expired.

                                   ARTICLE VI
                   ARTICLES OF INCORPORATION AND CONSTITUTION
                            OF SURVIVING INSTITUTION

         6. The Articles of Incorporation and Constitution of Lincoln as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Constitution of the Surviving Institution at and after the Effective Time.

                                   ARTICLE VII
                        OFFICERS OF SURVIVING INSTITUTION

         7. The officers of Interim immediately prior to the Effective Time shall be the officers of the Surviving Institution at and after the Effective Time.

                                  ARTICLE VIII
                       DIRECTORS OF SURVIVING INSTITUTION

         8. The directors of Interim immediately prior to the Effective Time shall be the directors of the Surviving Institution at and after the Effective Time, whose names, terms and residence addresses are as follows:

DIRECTOR                 TERM TO EXPIRE                  RESIDENCE ADDRESS

Edith M. Daniels             2003                        2701 South 6th Street
                                                         Ironton, OH  45638

Steven C. Milleson           2003                        1220 Penobscot Trail
                                                         Ironton, OH  45638

William P. Payne             2003                        322 County Road 1A
                                                         Ironton, OH  45638

Thomas D. Phillips           2003                        1005 South 6th Street
                                                         Ironton, OH  45638

Edward R. Rambacher          2003                        719 South 6th Street
                                                         Ironton, OH  45638

I. Vincent Rice              2003                        337 Township Road 111
                                                         Ironton, OH  45638

                                   ARTICLE IX

                                EFFECT OF MERGER

         9.1 At the Effective Time, Interim shall be merged with and into Lincoln, with Lincoln as the Surviving Institution. The business of the Surviving Institution shall be that of an

Ohio savings and loan association, as provided for in its Articles of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal, mixed, tangible and intangible, choses in action, rights and credits) of Interim and Lincoln shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger and by operation of law, without any conveyance, transfer or further action by Interim or Lincoln and without any deed or other document of transfer. The Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Interim and Lincoln respectively. The Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Interim and Lincoln, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Interim and Lincoln, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Interim or Lincoln.

         9.2 Deposit and savings accounts shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations of the OTS and the Division. All rights of creditors and other obligees and all liens on property of either Interim or Lincoln shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

                                    ARTICLE X
                        OFFICES OF SURVIVING INSTITUTION

         10. After the Effective Time, the locations of the offices of the Surviving Institution shall be as follows:

                  Home Office:              420 Park Avenue
                                            Ironton, Ohio 45638

                                   ARTICLE XI
                               MISCELLANEOUS TERMS

         11.1 All capitalized terms used in this Plan of Merger shall, unless otherwise defined herein, have the meanings set forth in the Agreement. The Agreement is incorporated herein by this reference and is made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Plan of Merger and the Agreement.

         11.2. Subject to applicable law, at any time prior to the consummation of the Merger, this Plan of Merger may be amended by an instrument in writing signed on behalf of each of the parties hereto.

         11.3. This Plan of Merger shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a permitted termination of the Agreement pursuant to Article Eight thereof.

         11.4. This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed as of the date first above written.

ATTEST:                        INTERIM FSB

                               By:
-------------------------           ------------------------------------------
Secretary                             I. Vincent Rice
                                      President and Chief Executive Officer

ATTEST:                        FIRST FEDERAL SAVINGS BANK OF IRONTON

                               By:
-------------------------           ------------------------------------------
Secretary                              I. Vincent Rice
                                       President and Chief Executive Officer

ATTEST:                        LINCOLN SAVINGS AND LOAN ASSOCIATION

                                By:
-------------------------           ------------------------------------------
Secretary                              Russell Mittendorf
                                       President and Chief Executive Officer

                                    EXHIBIT B

                              STOCKHOLDER AGREEMENT

         The undersigned (the "Stockholder"), who is a shareholder of Lincoln Savings and Loan Association (the "Company), has executed this Stockholder Agreement to be effective as of the _____ day of April, 2002.

                                    RECITALS

         A. The Stockholder owns or has the power to vote _______ shares of the common stock, $10.00 par value, of the Company (together with all shares of such stock which the Stockholder subsequently acquires or obtains the power to vote, the "Shares").

         B. The Company has entered into a certain Agreement and Plan of Merger and Reorganization with First Federal Savings Bank of Ironton ("First Federal"), of even date herewith (the "Merger Agreement").

         C. Under the terms of the Merger Agreement, the Company has agreed, subject to certain terms and conditions, to call a meeting of its stockholders for the purpose of voting upon the approval of the Merger (together with any adjournments thereof, the "Stockholders' Meeting").

         D. The Company and First Federal have made it a condition to their entering into the Merger Agreement that certain stockholders of the Company, including the Stockholder, shall have agreed to vote their shares of the Company's stock in favor of the Merger.

                                    AGREEMENT

         Accordingly, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE. The Stockholder agrees, subject to Section 2, below, to vote the Shares as follows:

            (a) in favor of the adoption of the Merger Agreement at the Stockholders' Meeting;

            (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of the Company or the purchase of all or a substantial portion of the assets of the Company by any person or entity other than First Federal or another affiliate of First Federal; and

            (c) against any other transaction which is inconsistent with the obligation of the Company to consummate the Merger in accordance with the Merger Agreement.

         2. LIMITATION ON VOTING POWER. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Stockholder from voting on any matter, or otherwise from acting, in the Stockholder's capacity as a director of the Company with respect to any matter, including but not limited to, the management or operation of the Company.

         3. TERMINATION. This Agreement shall terminate on the earlier of (a) the first anniversary of this Agreement, (b) the date on which the Merger Agreement is terminated in accordance with Article Eight of the Merger Agreement, (c) the date on which the Merger is consummated, or (d) the death of the Stockholder.

         4. REPRESENTATIONS WARRANTIES, AND ADDITIONAL COVENANTS OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to First Federal that (a) the Stockholder has the capacity and all necessary power and authority to vote the Shares, and (b) this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Stockholder further agrees that, during the term of this Agreement, the Stockholder will not, without the prior written consent of First Federal, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Stockholder or take any other voluntary action which would have the effect of removing the Stockholder's power to vote the Shares or which would be inconsistent with this Agreement.

         5. SPECIFIC PERFORMANCE. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Stockholder shall be specifically enforceable and that First Federal shall be entitled to injunctive or other equitable relief upon such a breach by the Stockholder. The Stockholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that First Federal may have against the Stockholder for any failure to perform his obligations under this Agreement.

         6. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to any of its conflict of laws principles.

         7. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Stockholder Agreement as of the day and year first above written.

                                     STOCKHOLDER:

                                     -----------------------------------
                                     Signature

                                     -----------------------------------
                                     Print Name